West8 Tower
10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports Record Fourth Quarter and Year 2008 Results

•	Revenues for the fourth quarter and year 2008 were $745.8 million and $2,194.7 million, respectively, up 43.4% and 31.8% compared with the corresponding periods in 2007
•	Operating income for the fourth quarter and year 2008 were $132.3 million and $337.5 million, respectively, up 70.3% and 71.2% compared with the corresponding periods in 2007
•	Net cash provided by operating activities was $234.8 million for 2008, an increase of 8.7% compared with 2007
•	Bookings for 2008 of $2,523.3 million increased 15.0% compared with bookings for 2007
•	Backlog as of December 31, 2008, increased 21.1% from December 31, 2007, to $2,251.5 million

Results Summary ($ in millions, except per share data):
	Fourth Quarter		Year
	2008	2007	2008	2007
Total revenues	$745.8	$520.1	$2,194.7	$1,665.0
Operating income	$132.3	$77.7	$337.5	$197.1
Income before income taxes	$119.7	$69.1	$301.3	$167.6
Net income	$77.0	$43.8	$197.7	$106.7
Diluted EPS	$0.94	$0.51	$2.36	$1.25
Shares used to compute diluted EPS (000)	81,563	85,724	83,837	85,586
Total bookings	$710.8	$613.7	$2,523.3	$2,194.7
Total backlog	$2,251.5	$1,859.3	$2,251.5	$1,859.3

Houston, TX, February 23, 2009 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $77.0 million, or $0.94 per diluted share, for the fourth quarter 2008. Net income was $43.8 million, or $0.51 per diluted share, for the fourth quarter 2007.  Net income was $197.7 million, or $2.36 per diluted share, for 2008 compared with net income of $106.7 million, or $1.25 per diluted share, for 2007.  Net income for the fourth quarter and year 2008 increased 75.8% and 85.3%, respectively, compared with the corresponding periods in 2007.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “2008 was an outstanding year for Dresser-Rand.  The 2008 results created new records in many important categories.  Bookings totaled an unprecedented $2.5 billion, sales grew to a record $2.2 billion, and our operating income increased 71%.”

“As we enter 2009, the market for new unit orders is changing, as end users, for tactical reasons, are choosing to delay purchase decisions on some major projects.  Based on comments from several key clients, we believe this to be more of a delay in demand, rather than a definitive move to cancel their investment programs. Indeed we continue to experience a high level of activity in our new unit inquiries. While it is not possible at present to accurately forecast the length of the delays, we currently expect new unit bookings to be in the range of approximately $700 million to $1.1 billion for 2009.”

“This is not the first slowdown we have faced, and we have been planning our manufacturing strategy over the past eight years to be ready when this occurred.  It is difficult to accurately predict when the economy will begin to improve; hence we will be prudent about how we manage in this environment. However, we are fortunate to have a strong backlog of new unit orders, a historically dependable aftermarket segment, a strong supply chain management program focused on material productivity, a flexible manufacturing model which will allow us to flex capacity down if necessary without major restructuring, and the proper leadership in place to ensure continued good execution.”

Total revenues for the fourth quarter 2008 of $745.8 million increased $225.7 million or 43.4% compared with $520.1 million for the fourth quarter 2007.  Total revenues for 2008 of $2,194.7 million increased $529.7 million or 31.8% compared with revenues of $1,665.0 million for 2007.

Operating income for the fourth quarter 2008 was $132.3 million. This compares to operating income of $77.7 million for the fourth quarter 2007.  Fourth quarter 2008 operating income increased from the year ago quarter primarily due to higher sales. In addition, results for the fourth quarter 2007 were adversely impacted by a work stoppage at the Painted Post facility.  The Company estimates the work stoppage reduced its operating income for the fourth quarter 2007 by approximately $14 million.

Operating income for 2008 was $337.5 million compared with $197.1 million for 2007. Operating income increased from the year ago period primarily due to higher sales.  In addition, results for 2007 were adversely impacted by the work stoppage at the Painted Post facility and several unusual items. The Company estimates the work stoppage reduced its operating income for 2007 by approximately $34 million. As previously disclosed, in 2007, the Company also incurred several unusual items totaling $10.1 million.

Bookings for the fourth quarter 2008 were $710.8 million, which was $97.1 million or 15.8% higher than the fourth quarter 2007 of $613.7 million. Bookings for 2008 of $2,523.3 million were $328.6 million or 15.0% higher than bookings for 2007 of $2,194.7 million.

The backlog at the end of December 2008 of $2,251.5 million was 21.1% higher than the backlog at the end of December 2007 of $1,859.3 million.

New Units Segment

New unit revenues for the fourth quarter 2008 of $447.3 million increased 63.9% compared with $272.9 million for the fourth quarter 2007. New unit revenues for 2008 of $1,202.7 million increased 47.8% compared with $813.5 million for 2007.

New unit operating income for the fourth quarter 2008 of $59.2 million compares favorably with operating income of $22.4 million for the fourth quarter 2007.  This segment’s operating margin was 13.2% compared with 8.2% for the fourth quarter 2007. The increase in this segment’s operating results was primarily attributable to higher sales.  In addition the Company estimates the work stoppage at the Painted Post facility reduced this segment’s fourth quarter 2007 operating income by approximately $6 million to $7 million and its operating margin by approximately 200 to 220 basis points.

New unit operating income was $131.9 million for 2008, an increase of 134% compared with operating income of $56.4 million for 2007.  This segment’s operating margin for 2008 was 11.0% compared with 6.9% for 2007. The increase from 2007 was principally attributable to higher sales.  In addition the Company estimates the work stoppage at the Painted Post facility and the previously mentioned unusual items reduced this segment’s 2007 operating income by approximately $19 million to $20 million and its operating margin by approximately 200 to 220 basis points for the year 2007.

New unit bookings for the fourth quarter 2008 of $415.9 million were 19.3% higher than bookings for the corresponding period in 2007 of $348.5 million. New unit bookings included an order to supply DATUM compressors for Gazprom’s Portovaya Station for approximately $108 million and an order from Petrobras to supply four power generation packages for their P-55 vessel for approximately $78 million.  New unit bookings for 2008 of $1,429.3 million were 8.2% higher than the bookings for 2007 of $1,321.5 million.

The backlog at December 31, 2008 of $1,830.5 million was 18.6% above the $1,543.0 million backlog at December 31, 2007.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2008 of $298.5 million increased 20.8% compared with $247.2 million for the fourth quarter 2007. Aftermarket parts and services revenues for 2008 of $992.0 million increased 16.5% compared with $851.5 million for 2007.

Aftermarket operating income for fourth quarter 2008 of $92.1 million compares favorably with $70.6 million for the fourth quarter 2007. This segment’s operating margin for the fourth quarter of 2008 was approximately 30.8% and compares with 28.6% for the fourth quarter 2007. The increase in this segment’s operating results was principally due to higher sales.  In addition the Company estimates the work stoppage at the Painted Post facility reduced this segment’s fourth quarter 2007 operating income by approximately $7 million to $8 million and its operating margin by approximately 240 to 260 basis points.

Aftermarket operating income for 2008 of $276.7 million compares favorably with $213.8 million for 2007. This segment’s operating margin for 2008 was approximately 27.9% and compares with 25.1% for 2007. The increase in operating income from 2007 was principally attributable to higher sales for parts and services.  In addition the Company estimates the work stoppage at the Painted Post facility and the unusual items reduced this segment’s 2007 operating income by approximately $24 million to $25 million and its operating margin by approximately 220 to 240 basis points for the year 2007.

Aftermarket bookings for the fourth quarter 2008 of $294.9 million were 11.2% above bookings for the corresponding period in 2007 of $265.2 million. Bookings for 2008 of $1,094.0 million were 25.3% above bookings for 2007 of $873.2 million. As previously disclosed, bookings for 2007 were affected adversely by changes in the procurement process and a delay in budget appropriations for certain of the Company’s national oil company clients. However, the bookings recovered in the latter half of the year and into 2008.

The backlog at December 31, 2008 was $421.0 million and compares with a backlog of $316.3 million at December 31, 2007.

Liquidity and Capital Resources

As of December 31, 2008, cash and cash equivalents totaled $147.1 million and borrowing availability under the Company’s $500.0 million senior secured credit facility was $228.9 million, as $271.1 million was used for outstanding letters of credit.

In 2008, cash provided by operating activities was $234.8 million, which compares with $216.0 million in 2007.  The increase of $18.8 million in net cash provided by operating activities was principally from improved operating results partially offset by a higher investment in working capital. Principal uses of cash in 2008 include capital expenditures of $40.2 million, the repurchase of the Company’s common stock totaling $150.2 million and three acquisitions amounting to $91.4 million. As of December 31, 2008, total debt was $370.3 million and total debt net of cash and cash equivalents was approximately $223.2 million.

Outlook

At December 31, 2008, 77.8% of the backlog of $2,251.5 million was scheduled to ship in 2009.

Consistent with previous guidance, the Company expects 2009 operating income to be in the range of $320 million to $360 million, with both segment margins consistent with those achieved in 2008.  The Company expects its full year 2009 interest expense to be in the range of $28 million to $32 million and its effective tax rate to be approximately 35 percent.

The Company expects first quarter 2009 operating income to be in the range of 11% to 13% of the total year.

Conference Call

The Company will discuss its fourth quarter 2008 results at its conference call on February 24, 2009 at 8:30 a.m. Eastern Time. A webcast presentation will be accessible contemporaneously. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 795-3647 in the U.S. and (719) 325-4762 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 11:30 a.m. Eastern Time on February 24, 2009 through 11:59 p.m. Eastern Time on March 3, 2009.  You may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S.  The replay pass code is 2242577.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 33 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to planned or proposed repurchase of shares of common stock.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects,” “intends”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income
($ in millions except per share amounts)

	Fourth Quarter		Year
	2008	2007	2008	2007
Net sales of products	$618.1	$425.8	$1,805.1	$1,339.5
Net sales of services	127.7	94.3	389.6	325.5
Total revenues	745.8	520.1	2,194.7	1,665.0
Cost of products sold	451.5	315.3	1,307.2	989.5
Cost of services sold	88.7	64.8	268.9	226.6
Cost of sales	540.3	380.1	1,576.1	1,216.1
Gross profit	205.5	140.0	618.6	448.9
Selling and administrative expenses	69.8	59.6	273.8	239.0
Research and development expenses	3.4	2.7	12.7	12.8
Curtailment amendment / partial settlement	-	-	(5.4)	-
Income from operations	132.3	77.7	337.5	197.1
Interest expense, net	(8.2)	(6.6)	(29.4)	(36.8)
Other (expense) income, net	(4.4)	(2.0)	(6.8)	7.3
Income before income taxes	119.7	69.1	301.3	167.6
Provision for income taxes	42.7	25.3	103.6	60.9
Net income	$77.0	$43.8	$197.7	$106.7
Net income per common share - basic and diluted	$0.94	$0.51	$2.36	$1.25
Weighted average shares outstanding - (In Thousands )
Basic	81,506	85,482	83,678	85,470
Diluted	81,563	85,724	83,837	85,586

Dresser-Rand Group Inc.
Consolidated Segment Data
($ in millions)

	Fourth Quarter		Year
	2008	2007	2008	2007
Revenues
New units	$447.3	$272.9	$1,202.7	$813.5
Aftermarket parts and services	298.5	247.2	992.0	851.5
Total revenues	$745.8	$520.1	$2,194.7	$1,665.0
Gross profit
New units	$84.1	$41.2	$217.2	$127.2
Aftermarket parts and services	121.4	98.8	401.4	321.7
Total gross profit	$205.5	$140.0	$618.6	$448.9
Operating Income
New units	$59.2	$22.4	$131.9	$56.4
Aftermarket parts and services	92.1	70.6	276.7	213.8
Unallocated expense	(19.0)	(15.3)	(71.1)	(73.1)
Total operating income	$132.3	$77.7	$337.5	$197.1
Bookings
New units	$415.9	$348.5	$1,429.3	$1,321.5
Aftermarket parts and services	294.9	265.2	1,094.0	873.2
Total bookings	$710.8	$613.7	$2,523.3	$2,194.7
Backlog - ending
New units	$1,830.5	$1,543.0	$1,830.5	$1,543.0
Aftermarket parts and services	421.0	316.3	421.0	316.3
Total backlog	$2,251.5	$1,859.3	$2,251.5	$1,859.3

Dresser-Rand Group Inc.
Consolidated Balance Sheet
($ in millions)

	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$147.1	$206.2
Accounts receivable, less allowance for losses of $11.6 at 2008 and $5.9 at 2007	366.3	311.9
Inventories, net	328.5	265.3
Prepaid expenses	43.4	23.0
Deferred income taxes, net	22.5	19.3
Total current assets	907.8	825.7
Property, plant and equipment, net	250.3	216.7
Goodwill	429.1	447.5
Intangible assets, net	441.6	440.0
Other assets	23.4	21.0
Total assets	$2,052.2	$1,950.9

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$430.9	$358.4
Customer advance payments	275.0	239.9
Accrued income taxes payable	30.2	22.0
Loans payable	0.2	0.2
Total current liabilities	736.3	620.5
Deferred income taxes	22.9	48.4
Postemployment and other employee benefit liabilities	135.3	80.6
Long-term debt	370.1	370.3
Other noncurrent liabilities	27.4	25.9
Total liabilities	1,292.0	1,145.7
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and,
81,958,846 and 85,831,530 shares issued and outstanding, respectively	0.8	0.9
Additional paid-in capital	384.6	527.3
Retained earnings	427.3	229.7
Accumulated other comprehensive (loss) income	(52.5)	47.3
Total stockholders' equity	760.2	805.2
Total liabilities and stockholders' equity	$2,052.2	$1,950.9

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flow
($ in millions)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$197.7	$106.7
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	48.8	49.3
Deferred income taxes	(2.6)	(1.7)
Stock-based compensation	6.0	8.1
Excess tax benefits from share-based compensation	(0.4)	-
Amortization of debt financing costs	3.1	6.9
Provision for losses on inventory	3.3	0.4
Loss (Gain) on sales of property, plant and equipment	-	(0.6)
Curtailment amendment / partial settlement	(11.8)	-
Working capital and other, net of acquisitions
Accounts receivable	(57.9)	2.4
Inventories	(51.2)	(71.6)
Accounts payable and accruals	77.7	40.6
Customer advances	25.4	93.9
Other	(3.3)	(18.4)
Net cash provided by operating activities	234.8	216.0
Cash flows from investing activities
Capital expenditures	(40.2)	(23.7)
Acquisitions, net of cash acquired	(91.4)	(8.1)
Other investment	(5.0)	-
Proceeds from sales of property, plant and equipment	0.3	5.8
Net cash used in investing activities	(136.3)	(26.0)
Cash flows from financing activities
Proceeds from exercise of stock options	1.4	0.4
Excess tax benefits from share-based compensation	0.4	-
Repurchase of common stock	(150.2)	-
Payments for debt financing costs	-	(4.5)
Payments of long-term debt	(0.2)	(137.2)
Proceeds from long-term debt	-	0.5
Net cash used in financing activities	(148.6)	(140.8)
Effect of exchange rate changes on cash and cash equivalents	(9.0)	10.2
Net (decrease) increase in cash and cash equivalents	(59.1)	59.4
Cash and cash equivalents, beginning of the period	206.2	146.8
Cash and cash equivalents, end of period	$147.1	$206.2